EXHIBIT 10.24

                                  AGREEMENT


     THIS AGREEMENT is made effective the 30th day of April 2005 by, between and among Bion Environmental Technologies, Inc. ('Bion') (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the 'Bion Companies') and Salvatore Zizza ('SZ').

     WHEREAS the Bion Companies desire to receive the services of SZ upon the terms and conditions set forth in this Agreement;

     AND WHEREAS SZ desires to provide to the Bion Companies the services of SZ upon the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies do hereby agree to engage the services of SZ upon the terms and conditions set forth in the following paragraphs:

     1) Term: The Term of this Agreement shall run from May 1, 2005 ('Commencement Date') through a date four years after the date on which SZ begins full-time employment with the Bion Companies ('Transition Date') (the period from Commencement Date through a date 4 years after the Transition Date shall be the 'Term') during which Term SZ shall provide to the Bion Companies ongoing services as set forth in the following provisions:

          a) SZ shall provide to the Bion Companies (initially through Dairy) part-time consulting services during a transition period, not to exceed a period of eight months, from the Commencement Date to the Transition Date ('Transition Period'), during which Transition Period SZ shall perform senior officer management functions for Dairy on a consulting basis; on the Transition Date SZ will formally assume the full-time position of a Chief Executive Officer/Senior Management Officer/Director ('SMO') of Dairy, which Transition Date shall be mutually agreed upon by, between and among the Bion Companies and SZ;

          b) During the Term, SZ shall, at the request of Bion, serve as SMO of Bion provided that Bion has D&O insurance in place and Bion has recommenced filing with the U.S. Securities & Exchange Commission;

          c) After the Transition Date, SZ, as SMO, will be part of a small senior management cadre of the Bion Companies among whom will be divided all of the necessary management duties of the Bion Companies under the direction of SZ; SZ shall report to the Boards of Directors of the Bion Companies, who will also be responsible for evaluation of his performance.

     2)   Compensation:

          a) Compensation from the Bion Companies to SZ for services shall be based on a $300,000 per year rate, of which $150,000 shall be deferred and payable by the Bion Companies, for up to one year or until Bion has secured sufficient financing to commence paying on a current basis; the remaining $150,000 shall be deferred compensation that is due and payable starting September 2007 and paid in full by Feb 2009 in equal quarterly installments;


during the Transition Period and the entire Term, compensation to SZ shall be pro-rated to the extent that SZ works for the Bion Companies on less than a full-time basis (which pro-ration shall be reviewed monthly during the Transition period and quarterly thereafter); PROVIDED, HOWEVER, that SZ shall receive not less than $60,000 in fees during the Transition Period ('Minimum Fee'), which minimum fees shall be due to SZ upon execution of this Agreement.

          b) Bion shall sell to SZ, in aggregate, 600,000 warrants at a price of $.10 per warrant, each of which Warrants may be exercised to purchase one share of Bion common stock for a period of 10 years from the Commencement Date at an exercise price of $2.50 per share (collectively, 'Warrants') which Warrants shall be purchased by SZ by use of the Minimum Fee described above; if SZ fails to provide the services to the Bion Companies for the entire Term (except if this is the result of the Bion Companies terminating SZ other than for cause), Bion shall have the right to repurchase a percentage of 300,000 Warrants at a price of $.25 per share, which percentage shall equal the percentage of the final two years of the Term for which the Bion Companies do not receive the services of SZ; termination for cause shall include, without limitation, any of the events listed below,

               A) SZ's conviction of any criminal act including, without limitation, misappropriation of funds or property of the Bion Companies or any other felony criminal act;

               B) SZ;s misfeasance or malfeasance in office, which shall mean fraud, dishonesty, willful misconduct or substantial neglect of duties; and

               C)   Breach of SZ of any material provision of this Agreement.

          c) SZ shall receive a bonus, in a deferred compensation plan (with other employees/consultants to the Bion Companies) of 100,000 shares of Bion common stock, if Bion common stock trades at or above $10.00/share (equitably adjusted for splits, dividends, mergers, etc.) for 20 consecutive trading days during the Term; and, SZ shall receive a bonus of an additional 50,000 shares of Bion common stock if Bion common stock trades at or above $20.00 per share (equitably adjusted for splits, dividends, mergers, etc.) for 20 consecutive trading days during the Term; provided, however, that such bonuses shall only be paid if SZ is providing full-time services to the Bion Companies on the date the bonus would be earned.

     3) Confidentiality/Proprietary Information: SZ will abide by the terms and provisions of a Confidentiality/Proprietary Information Agreement (copy attached hereto as an Exhibit A) and further agrees that, unless expressly waived by the Bion Companies in writing, SZ will require any and all persons who have access to confidential information of the Bion Companies to execute copies of agreements substantially similar to Exhibit A and that notwithstanding any other terms herein; Exhibit A remains in full force and effect; and SZ expressly agree that: a) at no time during the term or during a two (2) year period following the end of the Term (including any extensions thereto) shall SZ compete with the Bion Companies; b) all work product, inventions, etc. of SZ pursuant to this Agreement shall be the sole property

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of the Bion Companies and SZ, as applicable, shall execute such assignments and/or other documents as may be required to fully vest such ownership in the Bion Companies; and c) all proprietary information and other information concerning the Bion Companies acquired pursuant to the service of SZ to the Bion Companies shall at all times be and remain the sole property of the Bion Companies regardless of how such proprietary information is stored and upon termination of this Agreement (w/o retaining copies), SZ shall return all such proprietary information to the Bion Companies on whatever medium it is evidenced (including w/o limitation paper files, computer memory media, etc.).

     4)   Miscellaneous:

          a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

          b) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

          c) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

          d) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

          e) In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.














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          f)   This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Bion Dairy Corporation


By:  /s/ Mark A. Smith


Bion Environmental Technologies, Inc.



By:  /s/ Mark A. Smith

By:  /s/ Salvatore Zizza
       Salvatore Zizza

































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